Exhibit 99.2

        PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Robert Winters or Ryan Coleman
Alpha IR Group
POWL@alpha-ir.com
312-445-2870

Powell Industries Declares an Increase to the Quarterly Cash Dividend

HOUSTON — February 3, 2026 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced that its Board of Directors has approved an increase to the quarterly cash dividend on the Company’s common stock to $0.27 per share, equating to an annualized dividend of $1.08 per share from the current $1.07 per share. The dividend is payable on March 18, 2026, to shareholders of record at the close of business on February 18, 2026.

Powell Industries, Inc., headquartered in Houston, Texas, develops, designs, manufactures and services custom-engineered equipment and systems that distribute, control and monitor the flow of electrical energy and provide protection to motors, transformers and other electrically powered equipment. Powell Industries, Inc. primarily serves the oil and gas and petrochemical markets, the electric utility market, and commercial and other industrial markets. Beyond these major markets, we also provide products and services to the light rail traction power market and other markets that include universities and government entities. We are continuously developing new channels to electrical markets through original equipment manufacturers and distribution market channels. For more information, please visit powellind.com.

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